Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of I.D. Systems, Inc. on Form S-8 (Nos. 333-87973, 333-134142, 333-134138 and 333-144709) and on Form S-3 (No. 333-116144) of our report dated March 30, 2012 with respect to our audits of the consolidated balance sheets of I.D. Systems, Inc. as of December 31, 2010 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity, cash flows and schedule for each of the years in the three-year period ended December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of I.D. Systems, Inc. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3 (Registration No. 333-116144).

/s/ EisnerAmper LLP

New York, New York

March 30, 2012